Exhibit 99

For Immediate Release

                   DREW ANNOUNCES ITS INTENTION TO REPURCHASE
                     UP TO 1,000,000 SHARES OF ITS OWN STOCK

      White Plains, New York , October 21, 1999 ... Drew Industries Incorporated (AMEX: DW) announced today that its Board of Directors authorized the repurchase of up to 1,000,000 shares of the Company's Common Stock, representing approximately 9% of the currently outstanding 11.4 million shares. The purchases will be made from time to time in the open market or in privately negotiated transactions during the next twelve months at market prices prevailing at the time of purchase, with particular attention given to block purchases of 20,000 shares or more. Certain Directors and officers may also buy shares of the Company's common stock for their own accounts.

      The Company has no commitment or obligation to purchase any minimum number of shares, and actual purchases will depend upon market conditions. The repurchase program may be discontinued or suspended at any time.

      Funds for purchases will be generated from operations or borrowed under the Company's existing line of credit. Any stock repurchased will be held as authorized but unissued treasury shares, and will be used to meet the Company's requirements for its stock-based benefit plans and for general corporate purposes.

      Leigh J. Abrams, President and Chief Executive Officer of Drew said, "This authorization reflects our belief that the repurchase of our Common Stock is currently the best use of the Company's resources. Any decision to repurchase shares will be based on our view from time to time of market conditions and alternative uses for the Company's capital. The stock repurchase plan will not interfere with the Company's ability to undertake future projects."

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